FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
August 3, 2010	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FOURTH QUARTER RESULTS,
RECORD ANNUAL EARNINGS;
ANNOUNCES DIVIDEND OF $0.12 PER SHARE
AND PLANNED OPENING OF LOAN PRODUCTION OFFICE IN SPRINGFIELD, MO

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary results of net income available to common shareholders for the fourth quarter of fiscal 2010 of $1.1 million, an increase of $166,000, or 18.4%, as compared to $902,000 in net income available to common shareholders earned during the same period of the prior fiscal year.  Fourth quarter earnings were $0.51 per diluted common share, an increase of 18.6%, as compared to $0.43 per diluted common share earned during the same period of the prior fiscal year.  For fiscal 2010, net income available to common shareholders totaled $4.1 million, a record for the Company, and an increase of $569,000, or 16.1%, as compared to $3.5 million in net income available to common shareholders for the prior fiscal year.  Per diluted common share, earnings for fiscal 2010 were $1.95, also a record for the Company, and an increase of 16.8% as compared to $1.67 per diluted common share for the prior fiscal year.

Before an effective dividend on preferred shares of $128,000, net income for the quarter ended June 30, 2010, was $1.2 million, an increase of $159,000, or 15.3%, as compared to the same period of the prior fiscal year.  The increase, compared to the same period a year ago, was attributable to a $582,000 increase in net interest income and a $224,000 increase in noninterest income, partially offset by an increase of $451,000 in noninterest expense, a $160,000 increase in loan loss provision, and a $36,000 increase in income tax provision.  For the fiscal year ended June 30, 2010, the Company paid an effective dividend of $510,000 on preferred shares and earned net income of $4.6 million, an increase of $791,000, or 20.6%, from the prior fiscal year.  The increase was attributable to a $2.2 million increase in net interest income, a $1.3 million increase in noninterest income, a $351,000 decrease in income tax provision, and a $170,000 reduction in loan loss provision, partially offset by a $3.2 million increase in noninterest expense.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on July 20, 2010, declared its 65th consecutive quarterly dividend since the inception of the Company.  The $.12 cash dividend will be paid on August 31, 2010, to shareholders of record at the close of business on August 13, 2010.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Opening of a Loan Production Office:

The Company is also pleased to announce that it will open a loan production office in Springfield, Missouri, with a target date for opening set as September 1, 2010.  Springfield, with a population of approximately 150,000, anchors the surrounding Metropolitan Statistical Area (MSA), which boasts an estimated population of 430,000.  The area has experienced consistent economic growth, and major employers include healthcare providers; educational institutions; federal, local, and state government; retailers; and transportation and distribution firms.

Use of Capital Purchase Program Funding:

In December 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), which is one component of its Troubled Asset Relief Program (TARP).  The Treasury invested $9.6 million in perpetual preferred stock carrying a dividend of 5% for the first five years, increasing to 9% thereafter.  The Treasury Department created the CPP with the intention of building capital at U.S. financial institutions in order to increase the flow of financing to U.S. businesses and consumers, and to support the U.S. economy.  In the 19 months since the issuance of the preferred stock to the Treasury, the Company has increased loan balances by approximately $68 million, or 19.4%.  The increase in loans was partially due to the July 2009 acquisition of Southern Bank of Commerce (SBOC).  The acquired bank was a small, troubled institution headquartered in Paragould, Arkansas, which had significantly reduced lending activity prior to the acquisition.  The Company believes that it can increase credit availability in the communities in which SBOC was located.  Additionally, the Company has contributed to the accomplishment of Treasury’s objective by leveraging the investment to support the purchase of U.S. government agency bonds and mortgage-backed securities, and municipal debt, helping to improve the availability of credit in two markets that experienced significant distress in the financial market downturn.  Since the preferred stock issuance, the Company has increased its securities portfolio balance by $26 million, or 63.7%.  Much of these securities purchases likely would not have been made by the Company, absent the Treasury investment.  Including both securities and direct loans, the Company has increased its investment in credit markets by approximately $94 million, or 24.0%, since the preferred stock issuance.

Balance Sheet Summary:

The Company experienced balance sheet growth in the fiscal year, with total assets increasing $86.2 million, or 18.5%, to $552.1 million at June 30, 2010, as compared to $465.9 million at June 30, 2009.  This growth was partially due to the SBOC acquisition in July 2009, but also due to organic loan growth, investment portfolio growth, and increased cash balances resulting from significant deposit growth.  As deposit growth has outpaced loan and investment growth, the Company has also reduced Federal Home Loan Bank (FHLB) advance balances.

Loans, net of the allowance for loan losses, increased $50.2 million to $418.7 million at June 30, 2010, an increase of 13.6%, as compared to $368.5 million at June 30, 2009.  Of that growth, approximately $15 million represents the fair value of loans included in the SBOC acquisition.  In total, the increase primarily reflects growth in commercial real estate loans of $24.4 million, construction loans of $11.2 million, commercial operating and equipment loans of $8.4, consumer loans of $3.2 million, and residential real estate loans of $3.0 million.  Non-performing loans were down to 0.08% of total loans at June 30, 2010, compared to 0.21% at June 30, 2009; non-performing assets rose to 0.37% of total assets at June 30, 2010, compared to 0.29% at June 30, 2009, due primarily to foreclosed assets resulting from a single multifamily residential borrower.  Our allowance for loan losses at June 30, 2010, totaled $4.5 million, representing 1.07% of total loans and 1,358% of non-performing loans, as compared to $4.4 million, or 1.19% of total loans, and 557% of non-performing loans, at June 30, 2009. Available-for-sale investments increased $6.8 million, or 11.3%, to $67.0 million at June 30, 2010, as compared to $60.2 million at June 30, 2009.  The Company’s cash and equivalents balances increased $26.4 million, from $8.1 million at June 30, 2009, to $34.5 million at June 30, 2010.  The increase was attributed to strong deposit growth, additional liquidity obtained through the SBOC transaction, and higher required reserves resulting from transaction account growth.

Total liabilities increased $82.5 million to $506.4 million at June 30, 2010, an increase of 19.5% as compared to $423.9 million at June 30, 2009.  Deposits increased $110.9 million to $422.9 million at June 30, 2010, an increase of 35.6%, as compared to $312.0 million at June 30, 2009.  The increase in deposits was due in part to the SBOC acquisition, which included acquired deposits of approximately $29 million.  The increase was also due to continued strong growth in the Company’s reward checking product and promotion of special high-rate savings accounts in the Company’s new Arkansas markets.  In total, the increase reflected growth of $32.2 million in certificates of deposit, a $31.8 million increase in passbook and statement savings, and a $38.6 million increase in interest-bearing checking accounts.  Public unit deposits were up $11.5 million, as the Company established significant new relationships with area political subdivisions, while brokered CDs were up $1.2 million.  Net retail, non-brokered deposits were up $98.2 million.  Of the $29 million in deposits acquired from SBOC, approximately $5 million was public unit and brokered funds, meaning that organic growth in retail, non-brokered deposits was approximately $74 million in fiscal 2010.  The average loan-to-deposit ratio for the fourth quarter of fiscal 2010 was 97.5%, as compared to118.2% for the same period of the prior year.  FHLB advances decreased $35.3 million, or 44.8%, to $43.5 million at June 30, 2010, as compared to $78.8 million at June 30, 2009, due to increased cash availability as a result of deposit growth.  At June 30, 2010, FHLB borrowings included no short-term borrowings, compared to $6.3 million in short-term borrowings at June 30, 2009.  The Company repaid $24.0 million in callable advances in fiscal 2010 due to reasonable prepayment fees and cash availability

The Company’s stockholders’ equity increased $3.6 million, or 8.7%, to $45.6 million at June 30, 2010, from $42.0 million at June 30, 2009.  The increase was due primarily to retention of net income and an increase in the market value of the Company’s available-for-sale investment portfolio, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three- and twelve-month periods ended June 30, 2010, was $4.2 million and $16.3 million, respectively, increases of $582,000, or 16.1%, and $2.2 million, or 15.7%, respectively, as compared to the same periods of the prior fiscal year.  The increases reflected our growth initiatives, which resulted in 18.9% and19.0% increases in the average balances of interest-earning assets (and 20.0% and 19.3% increases in interest-bearing liabilities) in the three- and twelve-month periods ended June 30, 2010, respectively, compared to the same periods a year ago.  The increased earnings balances were partially offset by decreases in our net interest rate spread, to3.02% and 3.06%, respectively, in the three- and twelve-month periods ended June 30, 2010, as compared to 3.03% and 3.11%, respectively, in the same periods a year ago.  The decrease was primarily due to growth in our promotional rate passbook savings account at our new Arkansas locations and our rewards checking account product, as we built market share and held larger cash balances in the low-rate environment; the average rate on interest-bearing liabilities declined 46 and 47 basis points, respectively, in the three- and twelve-month periods ended June 30, 2010, while rates on our interest-earning assets declined by 48 and 52 basis points, respectively, compared to the same periods a year ago.

The provision for loan losses for the three- and twelve-month periods ended June 30, 2010, was $370,000 and $1.1 million, respectively, as compared to $210,000 and $1.2 million, respectively, in the same periods of the prior fiscal year.  The provision for the three- and twelve-month periods ended June 30, 2010, represents an annualized charge of 0.36% and 0.26%, respectively, of average loans outstanding, as compared to 0.23% and 0.34%, respectively, for the same periods of the prior fiscal year.

The Company’s noninterest income for the three- and twelve-month periods ended June 30, 2010, was $886,000 and $3.1 million, increases of $224,000, or 33.9%, and $1.3 million, or 70.0%, respectively, compared to the same periods of the prior fiscal year.  For the three-month period, the increase was attributed to increased secondary market loan sales, income generated from ATM network transactions, and increased NSF activity.  For the twelve-month period, the increase was due primarily to the inclusion of $679,000 in other-than-temporary impairment (“OTTI”) charges recorded in the first and second quarters of the 2009 fiscal year on the Company’s investments in Freddie Mac preferred stock and a pooled trust preferred issue, with no similar charges in the 2010 fiscal year.  Outside those charges, noninterest income would have increased 23.8% for fiscal 2010, as compared to the prior fiscal year, due to increased secondary market loan sales, income generated from ATM network transactions, and increased NSF activity.

Noninterest expense for the three- and twelve-month periods ended June 30, 2010, was $3.0 and $12.4 million, increases of $451,000, or 17.6%, and $3.2 million, or 35.2%, as compared to the same periods of the prior fiscal year.  The increase in the three-month period was attributed to higher compensation, occupancy, and electronic banking expenses, as well as a charge to write down the carrying value of some foreclosed real estate held for sale.  These increases were partially offset by decreases from the year-ago period in legal expenses and FDIC deposit insurance assessments – the FDIC collected a special assessment in the fourth quarter of fiscal 20009.  The increase for the twelve-month period was attributed to higher compensation, occupancy, and electronic banking expenses, a prepayment penalty for the FHLB advance prepaid in March 2010, a charge to dispose of fixed assets, and charges to write down the carrying value of foreclosed real estate held for sale.  The efficiency ratio for the three- and twelve-month periods ended June 30, 2010, was 59.4% and 63.7%, as compared to 60.1% and 57.5% for the same periods of the prior fiscal year.

The income tax provision for the three-month period ended June 30, 2010, was $495,000, an increase of $36,000, or 7.8%, as compared to the same period of the prior fiscal year.  For the twelve-month period ended June 30, 2010, the provision was $1.4 million, a decrease of $351,000, or 20.5%.  The increased provision for the three-month period was attributed to higher pre-tax income, partially offset by a lower effective tax rate resulting from additional investments by the company in tax-advantaged instruments.  The decreased provision for the twelve was due to tax benefits resulting from the SBOC acquisition and a lower effective tax rate resulting from additional investments by the Company in tax-advantaged instruments, partially offset by an increase in pre-tax income.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	June 30, 2010	June 30, 2009

Total assets	$ 552,452,000	$ 465,897,000
Available-for-sale securities	66,965,000	60,178,000
Loans, net	418,683,000	368,556,000
Allowance for losses on loans	4,509,000	4,430,000
Non-performing assets	2,048,000	1,371,000
Deposits	422,893,000	311,955,000
FHLB advances	43,500,000	78,750,000
Securities sold under repurchase agreements	30,369,000	23,748,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	45,649,000	42,008,000

Equity to assets ratio	8.27%	9.02%
Allowance as a percentage of gross loans	1.07%	1.19%
Non-performing loans as a percentage of gross loans	0.08%	0.21%

Per common share:
Closing market price	$ 15.01	$ 9.95
Tangible book value per common share	16.62	14.82

	Three Months Ending June 30,		Twelve Months Ending June 30,
Selected Operating Data:	2010	2009	2010	2009

Net interest income	$ 4,192,000	$ 3,610,000	$ 16,316,000	$ 14,097,000
Provision for loan losses	370,000	210,000	1,050,000	1,220,000
Non-interest income	886,000	662,000	3,094,000	1,820,000
Non-interest expense	3,017,000	2,566,000	12,374,000	9,150,000
Income taxes	495,000	459,000	1,361,000	1,712,000
Net income	1,196,000	1,037,000	4,626,000	3,835,000
Effective dividend on preferred shares	128,000	135,000	510,000	289,000
Net income available to common shareholders	$ 1,068,000	$ 902,000	$ 4,116,000	$ 3,546,000

Per common share:
Basic net income available to common shareholders	$ .51	$ .43	$ 1.98	$ 1.67
Diluted net income available to common shareholders	$ .51	$ .43	$ 1.95	$ 1.67
Cash dividends	$ .12	$ .12	$ .48	$ .48

Average common shares outstanding	2,084,000	2,083,000	2,083,000	2,123,000
Average diluted common shares outstanding	2,110,000	2,084,000	2,109,000	2,124,000

Profitability Ratios:
Return on average assets	.87%	0.90%	.88%	0.87%
Return on average common equity	11.9%	11.2%	11.8%	11.4%

Net interest margin	3.22%	3.30%	3.27%	3.37%
Net interest spread	3.02%	3.03%	3.06%	3.11%

Efficiency Ratio	59.4%	60.1%	63.7%	57.5%